EX-99.2

BANC OF AMERICA MORTGAGE SECURITIES, INC.
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES SET FORTH ON EXHIBIT I HERETO

OFFICER'S CERTIFICATE PURSUANT TO SECTION 3.17
OF THE AGREEMENTS LISTED ON EXHIBIT I HERETO

I, H. Randall Chestnut, Senior Vice President of Bank of America, N.A., as successor to Bank of America, FSB (the "Master Servicer"), hereby certify pursuant to Section 3.17 of the Pooling and Servicing Agreements listed on
Exhibit I hereto (collectively, the "Agreements") that: (a) a review of the activities of the Master Servicer during calendar year 2003 and of the performance of the Master Servicer under the Agreements has been made under my supervision, (b) to the best of my knowledge, based on such review, the Master Servicer has fulfilled all its material obligations in all material respects under the Agreements throughout calendar year 2003 and (c) to the best of my knowledge, each related servicer has fulfilled its material obligations under its servicing agreement with the Master Servicer in all material respects.

Dated: March 18, 2004

BANK OF AMERICA, N.A.,
as Servicer

By:
--------------------------------
Name:  H. Randall Chestnut
Title: Senior Vice President

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                                   EXHIBIT I

PARTIES TO AGREEMENT               DATE OF AGREEMENT                SERIES

Bank of America Mortgage             April 1, 1998                  1998-1
Securities, Inc., Bank
of America, N.A. and Deutsche
Bank National Trust Company
of California

Bank of America Mortgage             May 1, 1998                    1998-2
Securities, Inc., Bank
of America, N.A. and Deutsche
Bank National Trust Company
of California